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                               July 17, 1996

Securities and Exchange Commission
Division of Corporate Finance
Washington, DC  20549

     Re: Signature VII Ltd. Limited Partnership; File No. 2-98025 Solicitation and Information Statement

Gentlemen:

     Pursuant to Regulation 14a-6(a), we are transmitting herewith for electronic filing with the Commission the preliminary Solicitation and Information Statement (the "Statement") intended to be used by Signature VII Ltd. Limited Partnership (the "Partnership") for the solicitation of consents from limited partners of the Partnership in connection with a proposal by Signature Inns, Inc., the general partner of the Partnership, to purchase an undivided 75% interest in the Partnership's hotel properties, to dissolve and liquidate the Partnership, and certain other matters. The Statement has been prepared in accordance with Regulation 14a-5 and Schedule 14A. The filing fee of $125.00 was deposited to the Commission's lock box account with Mellon Bank on July 16, 1996.

     In addition to the Statement, we are also transmitting herewith, as additional solicitation material, the transmittal letter intended to be mailed to each limited partner of the Partnership by John D. Bontreger, Chief Executive Officer of Signature Inns, Inc., the general partner of the Partnership.

     The Partnership intends to distribute the transmittal letter, the Statement, and all the exhibits thereto, to its limited partners on or about August 7, 1996.

     The Partnership is also filing electronically on this date, as a separate EDGAR submission, a Rule 13e-3 Transaction Statement prepared in accordance with Regulation 13e-3 and Schedule 13E-3.

     The Commission is requested to contact the undersigned in accordance with the information contained in the EDGAR submission header with any comments or other communications concerning this filing.

                                   Very truly yours,


                                   Thomas N. Eckerle
TNE/CMF/mlh
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